Exhibit 99.1

VOLCANO REPORTS 14 PERCENT INCREASE IN FOURTH QUARTER REVENUES; MEDICAL SEGMENT REVENUES GROW 20 PERCENT

(SAN DIEGO, CA), February 22, 2012—Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision guided therapy tools designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, today said revenues in the fourth quarter of 2011 increased 14 percent versus the fourth quarter of 2010.

For the quarter ended December 31, 2011, Volcano reported revenues of $92.7 million versus revenues of $81.2 million in the fourth quarter a year ago. Year-over-year medical segment revenues increased 20 percent in the fourth quarter of 2011. Industrial segment revenues in the fourth quarter declined 70 percent versus a year ago, due to reduced spending in the telecommunications sector.

The company reported net income on a GAAP basis of $29.4 million, or $0.54 per diluted share, in the fourth quarter of 2011, versus a net loss of $1.7 million, or $0.03 per share, in the fourth quarter of 2010. The results for the fourth quarter of 2011 include a benefit of $22.0 million, or $0.40 per diluted share, related to the release of a portion of the company’s deferred tax valuation allowance.

For the full year 2011, Volcano reported revenues of $343.5 million, an increase of 17 percent over revenues of $294.1 million in 2010. Medical segment revenues increased 23 percent and industrial segment revenues decreased 52 percent year-over-year.

The company reported GAAP net income of $38.1 million, or $0.70 per diluted share, in 2011. This compares with GAAP net income of $5.2 million, or $0.10 per diluted share, in 2010. The results for the full year 2011 include the benefit of $22.0 million, or $0.40 per diluted share, related to the release of a portion of the company’s deferred tax valuation allowance.

“During the quarter, we continued to advance our mission of being the leading precision guided therapy company by gaining market share for our core businesses through technology innovation and our sales, distribution and market development initiatives,” said Scott Huennekens, president and chief executive officer.

“Our total medical disposable business increased approximately 24 percent in the quarter, driven by a 37 percent increase in FFR (Fractional Flow Reserve) disposable revenues and a 19 percent increase in IVUS (Intravascular Ultrasound) disposable revenues.

“A number of important factors are helping to drive our growth. There is a growing volume of data portraying the improved patient outcomes and economic benefits from the use of Functional PCI, or the diagnosis and treatment of lesions with proven ischemia, based on function as defined with FFR—not angiography alone—and the use of intravascular guidance to optimize and confirm the therapy during the procedure. These outcomes are resulting in elevated practice guidelines for FFR and IVUS by leading clinical organizations. In addition, the increasing focus on documenting medical necessity for procedures is creating additional momentum for our technologies,” he added.

Guidance for 2012

The company said that it expects revenues for 2012 will be in the range of $392-$399 million, or revenue growth of 14-16 percent and 15-17 percent on a constant currency basis. The company expects gross margin will be 64-65 percent and operating expenses will be 57-58 percent of revenues in 2012. The company expects a tax rate of approximately 40 percent and earnings per diluted share of $0.21-$0.24. Weighted average shares on a fully diluted basis at the end of 2012 are expected to be 55.5 million.

Conference Call Information

The company will hold a conference call at 2 p.m., Pacific Standard Time, (5 p.m., Eastern Standard Time), today. The teleconference can be accessed by calling (631) 291-4555, passcode 43635577, or via the company’s website at http://www.volcanocorp.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through February 29 at (404) 537-3406, passcode 43635577, and via the company’s website at http://www.volcanocorp.com.

About Volcano

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano’s business that are not historical facts may be considered “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause Volcano’s actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the risk that Volcano’s revenue, expense, earnings, margin, or tax rate projections may turn out to be inaccurate or Volcano may encounter unanticipated difficulty in achieving those projections, the effect of competitive and economic factors, and the company’s reaction to those factors, purchasing decisions with respect to the company’s products, the pace and extent of market adoption of the company’s products and technologies, the inherent uncertainty in the process of obtaining regulatory approval or clearance for Volcano’s products or devices, the success of Volcano’s growth strategies, risks associated with Volcano’s international operations, timing and achievement of product development milestones, outcome of ongoing litigation, the impact and benefits of market development, our ability to protect our intellectual property, dependence upon third parties, product introductions, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical and/or telecom device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano’s filings made with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q , and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal Rosen

(650) 458-3014

VOLCANO CORPORATION

REVENUE SUMMARY

(in millions)

(unaudited)

	Three Months Ended		Percentage	Years Ended		Percentage
	December 31,		Change	December 31,		Change
	2011	2010	2010 to 2011	2011	2010	2010 to 2011
Medical segment:
Consoles:
United States	$8.3	$8.2	1%	$25.9	$25.5	1%
Japan	0.4	0.8	(39)	2.2	2.3	(5)
Europe	1.8	2.8	(38)	8.1	8.0	0
Rest of world	1.0	1.2	(16)	4.8	4.8	1

Total Consoles	$11.5	$13.0	(12)	$41.0	$40.6	1

IVUS single-procedure disposables:
United States	$19.8	$19.0	4%	$76.0	$70.0	9%
Japan	26.5	18.9	40	95.0	71.1	34
Europe	5.8	5.7	3	23.7	21.0	13
Rest of world	1.5	1.3	15	6.3	4.9	27

Total IVUS single-procedure disposables	$53.6	$44.9	19	$201.0	$167.0	20

FM single-procedure disposables:
United States	$10.7	$7.8	37%	$36.8	$25.5	44%
Japan	1.6	0.9	74	4.9	3.2	53
Europe	6.2	4.8	29	23.2	16.2	44
Rest of world	0.6	0.4	76	2.1	1.7	28

Total FM single-procedure disposables	$19.1	$13.9	37	$67.0	$46.6	44

Other	$7.0	4.3	63%	$23.5	16.9	39%

Sub-total medical segment	$91.2	$76.1	20	$332.5	$271.1	23

Industrial segment	$1.5	5.1	(70)	$11.0	23.0	(52)

Total	$92.7	$81.2	14	$343.5	$294.1	17

VOLCANO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$92,748	$81,236	$343,546	$294,146
Cost of revenues	30,358	29,174	114,533	108,860

Gross profit	62,390	52,062	229,013	185,286

Operating expenses:

Selling, general and administrative	40,075	40,448	147,057	133,174

Research and development	12,761	12,880	53,098	42,517

Amortization of intangibles	875	738	3,447	2,559

In-process research and development	—	(3,000)	—	(2,935)

Total operating expenses	53,711	51,066	203,602	175,315

Operating income	8,679	996	25,411	9,971

Interest income	207	203	908	477

Interest expense	(1,212)	(1,925)	(7,107)	(2,192)

Exchange rate gain (loss)	184	(269)	(997)	(904)

Other	(110)	(6)	(112)	(25)

Income (loss) before income taxes	7,748	(1,001)	18,103	7,327
Income taxes (benefit) expense	(21,674)	724	(19,990)	2,087

Net income (loss)	$29,422	$(1,725)	$38,093	$5,240

Net income (loss) per share:
Basic	$0.56	$(0.03)	$0.73	$0.10

Diluted	$0.54	$(0.03)	$0.70	$0.10

Shares used in calculating net income (loss) per share:
Basic	52,634	51,180	52,300	50,551

Diluted	54,459	53,901	54,596	53,281

VOLCANO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(unaudited)

	Years Ended December 31,
	2011	2010
Operating activities
Net income	$38,093	$5,240
Adjustments to reconcile net income to net cash provided by operating activities:
In-process research and development expense	—	(2,935)
Depreciation and amortization	23,214	18,699
Amortization (accretion) of investment premium (discount), net	3,805	1,130
Accretion of debt discount on convertible senior notes	4,668	1,211
Non-cash stock compensation expense	12,991	12,467
Other non-cash adjustments	(2,350)	2,711
Deferred income taxes	(22,771)	—
Changes in operating assets and liabilities, net of acquisitions:	(14,054)	7,660

Net cash provided by operating activities	43,596	46,183

Investing activities
Purchase of short-term and long-term available-for-sale securities	(310,573)	(233,960)
Sale or maturity of short-term and long-term available-for-sale securities	365,639	97,204
Capital expenditures	(43,248)	(25,302)
Cash paid for acquisitions, net of cash acquired	—	(4,200)
Cash paid for other intangibles and investments	(3,482)	(3,864)
Proceeds from foreign currency exchange contracts	2,355	1,584
Payment for foreign currency exchange contracts	(3,962)	(4,356)

Net cash provided by (used in) investing activities	6,729	(172,894)

Financing activities
Repayment of debt	(51)	(30)
Proceeds from sale of common stock under employee stock purchase plan and exercise of common stock options	13,026	16,112
Proceeds from issuance of convertible senior notes, net of issuance cost and net payment of call options	—	100,531
Tax benefit related to stock-based compensation	165	433
Increases of restricted cash	—	(111)

Net cash provided by financing activities	13,140	116,935
Effect of exchange rate changes on cash and cash equivalents	122	(2,850)

Net increase (decrease) in cash and cash equivalents	63,587	(12,626)
Cash and cash equivalents, beginning of year	43,429	56,055

Cash and cash equivalents, end of year	$107,016	$43,429

VOLCANO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$107,016	$43,429
Short-term available-for-sale investments	112,327	175,283
Accounts receivable, net	69,469	59,133
Inventories	41,306	40,499
Prepaid expenses and other current assets	19,939	6,643

Total current assets	350,057	324,987
Restricted cash	692	638
Long-term available-for-sale investments	30,919	26,804
Property and equipment, net	81,097	56,503
Intangible assets, net	15,245	17,103
Goodwill	2,487	2,487
Other non-current assets	16,227	3,044

	$496,724	$431,566

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,911	$13,895
Accrued compensation	20,251	18,241
Accrued expenses and other current liabilities	16,689	21,960
Deferred revenues	7,077	5,898
Current maturities of long-term debt	72	56

Total current liabilities	57,000	60,050
Convertible senior notes	95,663	91,162
Other long-term debt	74	74
Deferred revenues	3,168	2,466
Other	1,582	3,478

Total liabilities	157,487	157,230
Stockholders’ equity	339,237	274,336

	$496,724	$431,566